Exhibit 8.A

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com
December 2, 2005
El Paso Corporation
1001 Louisiana Street
Houston, Texas 77002

Re:	El Paso Corporation Registration Statement on Form S-1 (SEC File No. 333-127797)
Ladies and Gentlemen:
     We have acted as special counsel to El Paso Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the issuance and sale by the Company of an aggregate 750,000 shares of its 4.99% Convertible Perpetual Preferred Stock (the “Preferred Shares”). We have also participated in the preparation and filing of a post—effective amendment to a Registration Statement on Form S-1 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), to which this opinion is an exhibit.
     In arriving at the opinion expressed below, we have examined the Registration Statement, including the prospectus included therein and the documents incorporated by reference therein, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.
     Subject to the qualifications and assumptions stated in the Registration Statement and the limitations and qualifications set forth herein, we are of the opinion that the description of the United States federal income tax consequences appearing under the heading “Certain United States Federal Income Tax Considerations” in the prospectus contained in the Registration Statement accurately describes the material United Stated federal income tax consequences to the holders described therein of the ownership of the Preferred Shares and any common stock received upon conversion thereof.
     This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.
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El Paso Corporation
December 2, 2005

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the caption “Legal Matters.” In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission issued thereunder.
Very truly yours,
Andrews Kurth LLP